Exhibit 99.2

HAIN CELESTIAL ENTERS INTO DEFINITIVE AGREEMENT TO SELL INTERNATIONAL BUSINESS
Sale would simplify Hain’s portfolio and create a focused North American business;
Net proceeds from the transaction would be used to reduce debt

HOBOKEN, New Jersey, Sept. 14, 2026 — As part of its ongoing strategic review, Hain Celestial announced today it has reached a definitive agreement to sell its International business to global private equity firm AURELIUS for an estimated $323 million in cash. Net proceeds from the transaction are expected to range between $305 million and $310 million. Upon closing of the transaction, the proceeds would be used to reduce the Company’s debt. The agreement reflects the Board of Directors’ continued work to advance the Company’s strategic review, evaluate available alternatives and pursue paths designed to maximize value for all stakeholders.

The sale will include the majority of Hain’s International business operations and is inclusive of brands such as Ella's Kitchen® baby and kids foods, Joya® and Natumi® plant-based beverages, Hartley’s® jelly, as well as Linda McCartney® Foods, Cully & Sully®, Yorkshire Provender®, and New Covent Garden® soups, among others.

Alison Lewis, Hain Celestial’s President and CEO, said, “Completing the transaction announced today would advance our strategy to simplify our portfolio and enable us to focus our resources on further reducing the Company’s debt. The resulting North American business would feature leading brands in attractive categories with a more streamlined operating model and greater focus on core growth opportunities.”

The Company’s resulting portfolio of brands in North America will include Celestial Seasonings® teas, The Greek Gods® yogurt and Earth's Best® Organic across its flagship categories of tea, yogurt and baby & kids foods. The portfolio also includes Spectrum® Organic cooking oils, MaraNatha® nut butters and Imagine® broths.

Lewis continued, “I want to recognize the incredible people behind our International brands and business. Their dedication, expertise and commitment over many years is greatly appreciated. They have built remarkable brands, which we are confident will thrive under the new ownership.”

Hain Celestial remains in discussions with its lenders regarding an amendment to its credit agreement to extend the maturity date beyond December 22, 2026. The transaction with AURELIUS is conditioned upon the Company securing this amendment and may be terminated by AURELIUS if the amendment is not obtained within 30 days of signing. While there can be no assurance that an amendment will be obtained, the Board believes that extending the maturity date and completing the transaction would be in the best interests of the Company and its stakeholders.

The Company continues to focus on simplifying the organization and executing a plan to align its cost structure with the scale of the future North American business. Hain has developed detailed cost reduction plans and is moving with urgency to deliver these actions. The Company expects to implement cost reduction actions generating approximately $16 million of annualized savings on a run rate basis as compared to fiscal 2026. The Board and management team remain focused on swiftly executing these actions, while continuing to evaluate and advance all available paths under the strategic review to maximize value for the benefit of all stakeholders.

The agreement with AURELIUS has been unanimously approved by the Company’s Board. The transaction is subject to closing conditions, including regulatory approvals and an amendment to the Company’s credit agreement as described above. Subject to satisfaction of those conditions, the transaction is expected to close in Hain Celestial’s fiscal second quarter ending December 31, 2026.

Goldman Sachs is serving as the Company's financial advisor on the transaction, and DLA Piper’s London team is serving as legal counsel.

The Company will discuss the proposed transaction during its Q4 2026 earnings conference call later today.

About The Hain Celestial Group
Hain Celestial is a leading global health and wellness company whose purpose is to inspire healthier living for people, communities and the planet through better-for-you brands. For more than 30 years, Hain Celestial has intentionally focused on delivering nutrition and well-being that positively impacts today and tomorrow. Headquartered in Hoboken, N.J., Hain Celestial’s products across beverages, yogurt, baby/kids and meal preparation are marketed and sold around the world. Our leading brands include Celestial Seasonings® teas, The Greek Gods® yogurt, Earth’s Best® Organic and Ella's Kitchen® baby and kids foods, Joya® and Natumi® plant-based beverages, Hartley’s® jelly, as well as Cully & Sully®, Yorkshire Provender®, New Covent Garden® soups, among others. For more information, visit www.hain.com and LinkedIn.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. The words "believe," "expect," "anticipate," "may," "should," "plan," "intend," "potential," "will" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include, among other things, our beliefs or expectations relating to our future performance, results of operations and financial condition, including statements about the Company’s plan to sell its International business; the expected timetable for completing the transaction; cost-cutting initiatives; the outcome of the Company’s discussions with its lenders; the Company’s ability to create stakeholder value; and the outcome of the Company’s strategic review.

Risks and uncertainties that may cause actual results to differ materially from forward-looking statements include our ability to satisfy the conditions to the closing of the contemplated transaction, which may include conditions outside of our control; the upcoming maturity of the credit agreement in December 2026 and our ability to secure an extension of the maturity date with our lenders, including that any such amendment requires the consent of all lenders and that the failure to obtain it within the required period would permit the purchaser to terminate the agreement; and the other risks and uncertainties described in our most recent Annual Report on Form 10-K, our Annual Report on Form 10-K expected to be filed today and our other filings from time to time with the U.S. Securities and Exchange Commission.

We undertake no obligation to update forward-looking statements to reflect actual results or changes in assumptions or circumstances, except as required by applicable law.